EXHIBIT (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A (the "Registration Statement") of Value Equity Trust comprised of Scudder Select 500 Fund and Scudder Select 1000 Growth Fund of our report dated March 24, 2000, on the financial statements and financial highlights appearing in the February 29, 2000 Annual Report to the Shareholders of Scudder Select 500 Fund and Scudder Select 1000 Growth Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Service Providers" and "Experts" in the Statement of Additional Information.





/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 28, 2000